UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2015

AgroFresh Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)

100 S. Independence Mall West Philadelphia, PA (Address of principal executive offices)	19106 (Zip code)

(215) 592-3687
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On August 25, 2015, AgroFresh Solutions, Inc. (the “Company”) announced the appointment of Margaret M. (Margo) Loebl as Executive Vice President and Chief Financial Officer of the Company, to be effective on September 21, 2015.

Ms. Loebl, age 55, has approximately 30 years of global finance experience, most recently serving as Vice President, Chief Financial Officer and Treasurer of Quaker Chemical Company (NYSE: KWR), a leading global provider of process fluids, chemical specialties and technical expertise, since June 2012. Prior to that, from August 2011 to December 2011 she provided senior executive-level financial consulting services in Paris, France, for Constellium, a leader in the manufacturing of high-quality aluminum products and solutions. Prior to joining Constellium, she served from October 2008 through December 2010 as Corporate Vice President, Chief Financial Officer and Treasurer of TechTeam Global, Inc., a provider of information technology and business process outsourcing services. Ms. Loebl served as an Executive in Residence at the University of Illinois in support of the University’s Finance Academy from August 2007 to December 2008. Ms. Loebl holds a Masters of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree from Wellesley College.

Upon the appointment of Ms. Loebl as Chief Financial Officer, Stuart Gleichenhaus, who since July 31, 2015, has served as the Company’s Interim Chief Financial Officer on a consultancy basis pursuant to a letter agreement between the Company and FTI Consulting, Inc., will cease to serve in such capacity.

Employment Agreement with Chief Financial Officer

In connection with her appointment, Ms. Loebl entered into an employment agreement, dated as of August 19, 2015 (the “Loebl Employment Agreement”), with the Company. Pursuant to the Loebl Employment Agreement, Ms. Loebl will serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer, for an initial term of three years commencing on September 21, 2015 (or such earlier date as the parties may agree in writing), with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term.

Ms. Loebl will receive an initial base salary of $390,000 per year. The Company will perform a review of the base salary at the beginning of 2016 (or earlier at the discretion of the Compensation Committee of the Company’s Board of Directors), with the assistance of a compensation consultant, and the Compensation Committee shall determine if an increase in the base salary is appropriate. Thereafter, the base salary shall be subject to annual reviews and potential increases, in the Compensation Committee’s discretion. Ms. Loebl will receive a one-time bonus of $225,000, payable on or before October 31, 2015, provided that her employment has not been terminated prior to the date of payment of such bonus. Ms. Loebl will also be entitled to an annual bonus for each full fiscal year during her employment term, with a target bonus amount equal to 70% of her annual base salary and a maximum bonus equal to two times the target amount, subject to the achievement of performance objectives to be established by the Compensation Committee each year. For 2015, Ms. Loebl’s annual bonus would be a pro-rated portion of the target amount, based on the Company’s achievement of EBITDA of at least $100 million. If EBITDA for 2015 is above or below $100 million, the Compensation Committee, in its discretion, may adjust the annual bonus accordingly (up to a maximum bonus equal to a pro-rated portion of 200% of the target amount).

If Ms. Loebl’s employment under the Loebl Employment Agreement is terminated by the Company without “Cause” or by Ms. Loebl for “Good Reason,” unless such termination occurs within six months prior to or following a “Change in Control” (as such terms are defined in the Loebl Employment Agreement), or if the Company elects not to extend the term of employment under the Loebl Employment Agreement beyond the then-current term, the Company will be obligated to pay to Ms. Loebl (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 2.5 times her base salary then in effect, payable in equal installments over a 12-month period, (iii) a portion of any annual bonus payable to her for the remainder of the calendar year in which her employment is terminated, if and when earned, pro-rated for the period of the year during which Ms. Loebl was employed by the Company (the “Pro-Rated Bonus”), less any Additional Pro-Rated Bonus (as defined below) previously paid to Ms. Loebl, and (iv) if Ms. Loebl elects continued “COBRA” health care coverage for herself or her eligible dependents, an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Company to an active employee for comparable coverage, payable over a 12-month period (or such shorter period as Ms. Loebl elects to receive COBRA coverage).

If Ms. Loebl’s employment under the Loebl Employment Agreement is terminated by the Company without Cause or by Ms. Loebl for Good Reason within six months prior to a Change in Control, the Company will be obligated to pay to Ms. Loebl, in addition to the amounts set forth in the preceding paragraph, (i) an amount equal to two times Ms. Loebl’s target annual bonus for the calendar year in which her employment is terminated, less an amount equal to 50% of her then-current base salary, payable in equal installments over a 12-month period, and (ii) a portion of the target annual bonus for the calendar year in which her employment is terminated, pro-rated for the period of the year during which Ms. Loebl was employed by the Company, payable on the 60th day following the Change in Control (the “Additional Pro-Rated Bonus”), less any portion of the Pro-Rated Bonus previously paid to Ms. Loebl.

If Ms. Loebl’s employment under the Loebl Employment Agreement is terminated by the Company without Cause or by Ms. Loebl for Good Reason within six months following a Change in Control, the Company will be obligated to pay to Ms. Loebl (i) all accrued but unpaid salary and benefits, (ii) an amount equal to two times her base salary then in effect, payable in equal installments over a 12-month period, (iii) an amount equal to two times Ms. Loebl’s target annual bonus for the calendar year in which her employment is terminated, payable in equal installments over a 12-month period, (iv) the Additional Pro-Rated Bonus, and (v) if Ms. Loebl elects continued “COBRA” health care coverage for herself or her eligible dependents, an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Company to an active employee for comparable coverage, payable over a 12-month period (or such shorter period as Ms. Loebl elects to receive COBRA coverage).

The Company’s obligation to pay any of the severance obligations described above (other than salary and benefits accrued through the date of termination of employment) would be subject to Ms. Loebl’s execution of a release of all claims against the Company, and such release having become irrevocable.

Also pursuant to the Loebl Employment Agreement, Ms. Loebl will be entitled to receive a nonqualified stock option grant to purchase up to 171,875 shares of the Company’s common stock and an award of 85,938 shares of restricted stock, each under the Company’s 2015 Incentive Compensation Plan (the “Plan”), which grants have been approved by the Company’s Compensation Committee and Board of Directors (subject to the commencement of Ms. Loebl’s employment with the Company). Such stock options will have an exercise price equal to the greater of $12.00 or the fair market value of a share of the Company’s common stock on the grant date and will vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, and such award of restricted stock will vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to the Company’s achievement of performance metrics to be determined by the Compensation Committee and set forth in the restricted stock award agreement or in an attachment thereto. The unvested portion of both the stock options and restricted stock award would immediately vest in full upon a “Change in Control” of the Company, or upon the termination of Ms. Loebl’s employment by the Company without “Cause” or by Ms. Loebl with “Good Reason,” as such terms are defined in the Loebl Employment Agreement.

The Loebl Employment Agreement contains customary confidentiality provisions, which apply both during and after the term of the Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Employment Agreement and for one year thereafter.

The foregoing description of the Loebl Employment Agreement and the terms of the equity grants to be awarded to Ms. Loebl pursuant to the terms of the Loebl Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement and the forms of Nonqualified Stock Option Agreement and Restricted Stock Agreement to be entered into upon the commencement of Ms. Loebl’s employment. A copy of the Loebl Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Copies of the Nonqualified Stock Option Agreement and the Restricted Stock Agreement to be entered into upon the commencement of Ms. Loebl’s employment will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Employment Agreement with Chief Executive Officer

On August 25, 2015, the Company entered into an employment agreement with Thomas Macphee, the Company’s Chief Executive Officer (the “Macphee Employment Agreement”), pursuant to which Mr. Macphee will serve as Chief Executive Officer of the Company, reporting to the Board of Directors, for an initial term of three years commencing on July 31, 2015, with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term. Mr. Macphee will also serve on the Company’s Board of Directors pursuant to the Macphee Employment Agreement. The Macphee Employment Agreement has substantially the same terms as the Loebl Employment Agreement, except that (i) Mr. Macphee’s initial base salary is $400,000, (ii) his annual target bonus amount is 150% of his base salary, (iii) his annual bonus for 2015, if earned, would not be pro-rated, (iv) he is not entitled to a one-time bonus, (v) if Mr. Macphee’s employment is terminated as a result of his death or disability, Mr. Macphee or his estate would be entitled to receive the cost of his and his dependents’ coverage under COBRA for a 12-month period, and (vi) if Mr. Macphee’s employment is terminated by the Company without Cause or by Mr. Macphee for Good Reason, he or his estate would be entitled to receive (in lieu of the 12-month COBRA benefit to which Ms. Loebl is entitled) the cost of his and his dependents’ coverage under COBRA for a 12-month period. In addition, the Macphee Employment Agreement provides for the grant to Mr. Macphee of stock options and restricted stock awards under the Plan, which grants were approved by the Company’s Compensation Committee and Board of Directors on August 13, 2015, as described in the Current Report on Form 8-K filed by the Company on August 19, 2015.

The foregoing description of the Macphee Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. Copies of the Nonqualified Stock Option Agreement and Restricted Stock Agreement entered into between the Company and Mr. Macphee, evidencing the previously-disclosed grants of stock options and restricted stock awards to Mr. Macphee, will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Item 8.01.  Other Events

On August 25, 2015, the Company issued a press release regarding the appointment of Ms. Loebl. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

10.1	Employment Agreement, dated August 19, 2015, between the Company and Margaret M. (Margo) Loebl.
10.2	Employment Agreement, dated August 25, 2015, between the Company and Thomas Macphee.
99.1	Press Release issued by the Company on August 25, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 31, 2015

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name: Thomas Ermi
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated August 19, 2015, between the Company and Margaret M. (Margo) Loebl.
10.2	Employment Agreement, dated August 25, 2015, between the Company and Thomas Macphee.
99.1	Press Release issued by the Company on August 25, 2015.